EXHIBIT 99.1

CONTACT:
Frank L. Jennings, President
Global Casinos, Inc.
Telephone: (303) 527-2903
Fax: (303) 527-2916

GLOBAL CASINOS REPORTS 2005 THIRD QUARTER RESULTS
BULL DURHAM REPORTS RECORD GAMING REVENUES

Boulder, CO, June 6, 2005 - Global Casinos, Inc. (OTCBB: GBCS) announced its financial results for the third fiscal quarter ended March 31, 2005. The Bull Durham Saloon and Casino continues to report record gaming revenues for its location in Blackhawk, Colorado.

REVENUES

Casino revenues were $973,820 for the three months ended March 31, 2005, an increase of $139,178 or 17% compared to the same period in 2004. For the nine months ended March 31, 2005, casino revenues were $2,940,375, an improvement of $666,005 or 29% over revenues of $2,274,370 reported for 2004. Revenue growth has been driven by the Bull Durham's expanded marketing campaign that uses direct mail and increased food and beverage promotions. In addition, two of our competitors underwent construction projects that temporarily disrupted their operations. We expect their construction disruptions to conclude this summer.

INCOME FROM OPERATIONS

Income from operations declined by $11,815 to $137,861 for the three months ended March 31, 2005, as operating cost increases offset our revenue gains. We experienced additional marketing costs and we have begun incurring costs for the deployment of our new slot machine management system. We will not realize benefits from that new system until next fiscal year.

For the nine months, income from operations improved by $256,909 or 85% to $561,021. While our operating costs for food and beverage, salaries, and direct mail increased during the period, the cost increases were substantially less than our revenue increases.

NET INCOME

Net income decreased by $16,400 or 16% to $84,003 for the three months ended March 31, 2005 compared to $100,403 for the 2004 period. Diluted earnings per share were $0.02 for the quarter ended March 31, 2005 versus $0.04 per share for the comparable quarter ending March 31, 2004. The reduced earnings were a result of increased operating expenses discussed above and an increase in interest expense resulting from our sale of convertible debentures.

Net income for the nine month period ending March 31, 2005 was $1,115,251 or $0.30 per diluted share compared to $150,700 or $0.06 per share for the comparable nine months ending March 31, 2004, an improvement of $964,551. The improved results are a combination of improved income from operations and a gain on debt restructuring of $705,034. The gain on debt added $0.19 to our earnings per share.

Frank L Jennings, President, said: "We continue to make improvements from the prior year in a number of financial performance measures. By maintaining our focus on improving customer relations, upgrading the casino's facilities and machines, and stepping up the advertising budget, the Bull Durham has been able to reach record customer levels. With the historically busy summer season fast approaching, the Bull Durham is primed to continue attracting new customers."

GLOBAL CASINOS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended		Nine Months Ended
	March 31, 2005	March 31, 2004	March 31, 2005	March 31, 2004
Product Sales	$ 973,820	$ 834,642	$ 2,940,375	$ 2,274,370
Operating Expenses	835,959	684,966	2,379,354	1,970,258
Income from Operations	137,861	149,676	561,021	304,122
Gain from Debt	0	0	705,034	0
Interest Expense	53,858	49,273	(150,804)	(153,412)
Net Income	$ 84,003	$ 100,403	1,115,251	$ 150,700
Diluted EPS	$ 0.02	$ 0.04	$ 0.30	$ 0.06
Diluted Shares	5,085,411	2,470,461	3,728,865	2,470,461

GLOBAL CASINOS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
as of March 31, 2005
(Unaudited)
Cash	$ 998,216
Other Current Assets	220,388
Property Plant & Equipment	3,690,089
Total Assets	$ 4,908,693
Accounts Payable	$ 265,900
Accrued Expenses	251,359
Current Debt	151,405
Other Current Liabilities	120,000
Long-term Liabilities	2,506,282
Stockholders' Equity	1,613,747
Total Liabilities and Stockholders' Equity	$ 4,908,693

About Global Casinos, Inc.

Global Casinos, Inc. is the parent company of Casinos USA, Inc. which owns and operates the Bull Durham Saloon and Casino located in the limited stakes gaming district of Black Hawk, Colorado.

Forward Looking Statements

To the extent that any of the statements contained in this release are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company's plans and objectives are based, in part, on assumptions involving the growth and expansion of business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. For further information, please see the Company's filings with the Securities and Exchange Commission, including its Forms 10-KSB, 10-QSB and 8-K.